UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  December 29, 2014 (Date of earliest event reported):  December 19, 2014

BioSig Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-190080	26-4333375
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

12424 Wilshire Boulevard, Suite 745 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 820-8100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry Into a Material Definitive Agreement.

On December 19, 2014, BioSig Technologies, Inc. (the “Company”) entered into Subscription Agreements (the “Subscription Agreements”) with certain accredited investors (the “Initial Investors”), pursuant to which the Company issued to Initial Investors an aggregate of 3.395 units (the “Units”), which consists of, in aggregate, 135,800 shares (the “Investor Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), “A” Warrants to purchase 135,800 shares of Common Stock, exercisable at a price of $2.50 per share (the “A Warrants”), and “B” Warrants to purchase 67,900 shares of Common Stock (the “B Warrants,” and collectively with the A Warrants, the “Investor Warrants”), in exchange for aggregate consideration of $339,500 (the “Initial Private Placement”).  A Finra registered broker dealer acted as placement agent with respect to the offering.

The Company also entered into a Unit Purchase Agreement with the Initial Investors which contain customary representations and warranties.

On December 19, 2014, in connection with the Initial Private Placement, the Company entered into a Registration Rights Agreements (the “Registration Rights Agreement”) with the Initial Investors, pursuant to which the Company agreed to provide certain registration rights with respect to the Investor Shares issued to Initial Investors participating in the Initial Private Placement and the Common Stock issuable upon exercise of the Investor Warrants issued to such Initial Investors (collectively, the “Registrable Securities”).

General Information

The foregoing is not a complete summary of the terms of the transactions contemplated by the Unit Purchase Agreement and reference is made to the complete text of the Purchase Agreement, Registration Rights Agreement, Form of the “A” Warrant and Form of  “B” Warrant which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Item 3.02             Unregistered Sales of Equity Securities.

The information contained in “Item 1.01 – Entry Into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSIG TECHNOLOGIES, INC.

Date: December 29, 2014                                      By:  /s/ Gregory Cash
Name: Gregory Cash
Title: Chief Executive Officer